Exhibit (a)(1)(Q)(iii)

Grant Number:

Grant Date	Option Shares	Exercise Price	Expiration Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Grant Date specified above granted to

(“Optionee”) the option (the “Option”) to purchase that number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above (the “Option Shares”). The Option that this Certificate represents will expire on the Expiration Date, unless it is terminated prior to that time in accordance with this Certificate.

The Option Shares represented by this Certificate shall become exercisable as to       % of the Option Shares on each anniversary of the Grant Date, commencing with the first anniversary, unless this Option shall have terminated or the vesting shall have accelerated as provided in this certificate. Once this Option has become exercisable for all or a portion of the Option Shares, it will remain exercisable for all or such portion of the Option Shares, as the case may be, until the Option expires or is terminated as provided in this Certificate.

By accepting this Option the holder acknowledges that the holder of this Option will not have any of the rights of a shareholder with respect to the Option Shares until the holder has duly exercised the Option and paid the Exercise Price and applicable withholding taxes in accordance with this Certificate. The holder further acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet or Company intranet web pages or otherwise, any information concerning the Company, this Option, the United HealthCare Corporation 1998 Broad-Based Stock Incentive Plan (the “Plan”), pursuant to which the Company granted this Option, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

This Option is subject to the further terms and conditions set forth below and to the terms of the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Certificate, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

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Nonqualified Option. The Company does not intend that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended.

Termination of Option. The Option shall terminate on the Expiration Date. The Option shall terminate prior to such date if the Optionee ceases to be employed by the Company or its subsidiaries, except that:

(a) General: If the Optionee’s employment terminates for any reason (voluntary or involuntary) other than death, permanent long-term disability or Retirement (as defined below), the Optionee may, at any time within the Exercise Period (as defined below), exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Optionee was entitled to purchase under the Option on the date of the termination of his or her employment;

(b) Death or Permanent Long-Term Disability: If the Optionee dies while employed by the Company or its subsidiaries, or if the Optionee’s employment by the Company or its subsidiaries is terminated due to the Optionee’s failure to return to work as the result of a permanent long-term disability which renders Optionee incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program, then (i) all unvested Option Shares hereunder shall immediately vest, and (ii) the Optionee (or the Optionee’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may, at any time within a period of five years after the Optionee’s death or termination of employment due to the Optionee’s failure to return to work as the result of a permanent long-term disability, or for such other longer period established at the discretion of the Committee or the Chief Executive Officer of the Company, exercise the Option to the extent of the full number of Option Shares which are exercisable following such vesting;

(c) Retirement: If the Optionee’s employment by the Company or its subsidiaries is terminated by reason of the Optionee’s Retirement (as defined below), then (i) vesting of the Option shall continue as if such termination of employment had not occurred and (ii) the Optionee may, at any time within a period of five years after such termination of employment by reason of the Optionee’s Retirement and subject to “Forfeiture of Option” below, or for such other longer period established at the discretion of the Committee or the Chief Executive Officer of the Company, exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Optionee was entitled to purchase under the Option on the date of exercise of the Option; and

(d) Severance: If Optionee is entitled to severance under the Company’s severance pay plan or under an employment agreement entered into with the Company, then vesting of the Option shall continue for the period of such severance. Should severance be paid in a lump sum versus bi-weekly payments, the Option shall continue to vest for the period of time had severance been paid bi-weekly. If, however, application of this Section (d) would result in an accounting expense to the Company under Generally Accepted Accounting Principles in the United States as promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, or their designates, then this Section (d) shall be rescinded in its entirety, and vesting shall cease on Optionee’s last day of active employment with the Company.

For the purposes of this Option, “Exercise Period” shall mean the greater of (i) a period of three months after the date of termination of the Optionee’s employment, (ii) if Optionee is entitled to severance under the Company’s severance pay plan or under an employment agreement entered into with the Company, a period of three months after the end of such severance period (if severance is paid in a lump sum versus bi-weekly payments, the Option shall remain exercisable for a period of three months after the date on which bi-weekly severance payments would have ended), or (iii) such other longer period established at the discretion of the Committee or the Chief Executive Officer of the Company. This Option shall in no event be exercisable after the Expiration Date.

For purposes of this Option, “Retirement” means the termination of employment other than by reason of death or permanent long-term disability by a person who is age 55 or older and whose age in years plus number of years of employment with the Company or its subsidiaries totals 65 or more.

Forfeiture of Option. If Optionee violates any provision of the Restrictive Covenants of this Certificate, as set forth below, then all unvested portions of the Option Shares, together with any portions of the Option Shares which vested within one year prior to or within one year after the date on which such violation occurred (the “Forfeited Shares”), shall become null and void and the Optionee shall pay to the Company, upon demand, an amount equal to the difference between the proceeds the Optionee has received from any sales of Forfeited Shares over the Exercise Price for such stock; and if the Optionee still holds all or any part of the Forfeited Shares at the time such Company demand is made, the Optionee shall pay over to the Company an amount equal to the difference between the aggregate Fair Market Value of such Forfeited Shares on the date the Option was exercised and the aggregate Exercise Price with respect to such Forfeited Shares.

Restrictive Covenants. In consideration of the terms of this Option and in recognition of the fact that the Optionee will receive Proprietary Information, as defined below, during Optionee’s employment with the Company, the Optionee agrees to be bound by the following Restrictive Covenants:

(a) Proprietary Information. During the course of employment, Optionee will receive sensitive, confidential, proprietary and/or trade secret information (collectively, “Proprietary Information”), including, without limitation, information regarding inventions, new product or marketing plans, business strategies, merger and acquisition targets, financial and pricing information, computer programs, models and data bases (including limitation source codes), designs, analytical models, customer lists and information, and supplier and vendor lists and information. This Proprietary Information includes not only information contained in written or digitized Company documents but also all such information which Optionee may commit to memory during the course of the Optionee’s job. It is the Optionee’s responsibility to protect the integrity and confidential nature of this Proprietary Information, both during and after the Optionee’s employment with the Company, and the Optionee shall not disclose any such Proprietary Information, either during or after the term of the Optionee’s employment, except as necessary for the performance of the Optionee’s duties or as expressly permitted in writing by UnitedHealth Group. It is understood, however, that nothing herein shall be construed to prohibit the disclosure, or restrict the use, of information that is available in reasonably similar form to the general public, through no fault of the Optionee, or that was received by the Optionee outside of UnitedHealth Group, without an obligation of confidentiality.

(b) Competitive Activity. During the Optionee’s employment with the Company and for the greater of one year after the termination of the Optionee’s employment for any reason whatsoever (including Retirement) or the period of time for which the option remains exercisable, the Optionee shall not engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean any activities that are competitive with the business conducted by the Company or its subsidiaries at or prior to the date of the termination of the Optionee’s employment, all as described in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934 (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information. Because the Company’s business competes on a nationwide basis, the Optionee’s obligations hereunder shall apply anywhere in the United States of America.

In the event that any portion of this Section (b) regarding “Competitive Activity” shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. The Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Certificate is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c) Non-Solicitation. During the Optionee’s employment and for the greater of two years after the termination of the Optionee’s employment for any reason whatsoever (including Retirement) or the period of time for which the option remains exercisable, the Optionee shall not:

(i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere adversely with the relationship between any such employee and the Company;

(ii) induce or attempt to induce any employee of the Company to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company to any third person, firm, or corporation;

(iii) employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which the Optionee may be associated, connected or affiliated;

(iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company; or

(v) assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by the Optionee. In particular, the Optionee will not, directly or indirectly, induce any employee of the Company to carry out any such activity.

By accepting this Option, the Optionee agrees that the restrictions and agreements contained in Sections (b) and (c) regarding “Competitive Activity” and “Non-Solicitation” are reasonable and necessary to protect the legitimate interests of the Company.

Manner of Exercise. On the terms set forth herein, the Option may be exercised in whole or in part from time to time by delivering notice of exercise to the Company, accompanied by payment of the Exercise Price and any applicable withholding taxes (i) in cash, by wire transfer, certified check or bank cashier’s check payable to the Company, (ii) by delivery of shares of Common Stock already owned by the Optionee or (iii) by delivery of a combination of cash and such shares; provided, that Optionee shall not be entitled to tender shares of Common Stock pursuant to successive, substantially simultaneous exercises of options to purchase Common Stock. Any shares already owned by the Optionee referred to in the preceding sentence must have been owned by the Optionee for no less than six months prior to the date of exercise of the Option if such shares were acquired upon the exercise of another option or upon the vesting of restricted stock or restricted stock units.

No Guarantee of Employment. This Option does not confer on the Optionee any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

No Transfer. During the Optionee’s lifetime, only the Optionee can exercise the Option. The Optionee may not transfer the Option except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules promulgated thereunder, to the extent provided in clause (b) under the section above entitled “Termination of Option.” Any attempt to otherwise transfer the Option shall be void.

Adjustments to Option Shares. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Option (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Option), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of shares (or other securities or other property) subject to the Option and (ii) the exercise price with respect to the Option; provided, however, that the number of shares covered by the Option shall always be a whole number. Without limiting the foregoing, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another entity, or the sale of all or substantially all of the Company’s assets to another entity, shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for such shares, the Optionee shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Certificate and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the Option, with appropriate adjustments to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Option, such shares of stock, other securities, cash or other assets as would have been issued or delivered to the Optionee if the Optionee had exercised the Option and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such reorganization, consolidation, merger or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such reorganization, consolidation or merger or the entity purchasing such assets shall assume by written instrument the obligation to deliver to the Optionee such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, the Optionee may be entitled to purchase or receive.

Change in Control. Notwithstanding the other vesting provisions set forth herein, but subject to the other terms and conditions set forth herein, the Option shall become fully vested and exercisable on the effective date of a Change in Control. For purposes of this Option, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

Other. An original record of this Certificate and all the terms thereof is held on file by the Company. To the extent there is any conflict between the terms contained in this certificate and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

THIS CERTIFICATE REPRESENTS AN OPTION TO PURCHASE SHARES OF COMMON STOCK AND DOES NOT CONSTITUTE OR REPRESENT SHARES OF COMMON STOCK

NON-NEGOTIABLE